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Exhibit 5.2

July 25, 2011

Thompson Creek Metals Company Inc.
26 West Dry Creek Circle, Suite 810
Littleton, Colorado 80120

Ladies and Gentlemen:

        We have acted as special Nevada counsel to Cyprus Thompson Creek Mining Company, a Nevada corporation ("Cyprus"), and Long Creek Mining Company, a Nevada corporation ("Long Creek" and, together with Cyprus, the "Nevada Subsidiary Guarantors"), in connection with the filing of a registration statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the issuance by Thompson Creek Metals Company Inc., a Canadian corporation (the "Company"), of up to $350,000,000 in aggregate principal amount of its 7.375% Senior Notes due 2018 (the "Exchange Notes") and the guarantees thereof by the Subsidiary Guarantors (as defined below), including the Nevada Subsidiary Guarantors, in exchange for up to $350,000,000 in aggregate principal amount of the Company's outstanding 7.375% Senior Notes due 2018 and the guarantees thereof by the Subsidiary Guarantors, including the Nevada Subsidiary Guarantors, pursuant to that certain Indenture, dated as of May 20, 2011 (the "Indenture"), by and among the Company, the guarantors listed on the signature pages thereto, including the Nevada Subsidiary Guarantors (collectively, the "Subsidiary Guarantors"), and Wells Fargo Bank, National Association, a national banking association, as trustee.

        In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company and the Nevada Subsidiary Guarantors in connection with the authorization and issuance of the Exchange Notes and the guarantees thereof, all as referenced in the Registration Statement. For purposes of this opinion letter and except to the extent set forth in the numbered opinion paragraphs below, we have assumed that all such proceedings will be timely completed in the manner presently proposed and the terms of such issuance will be in compliance with applicable laws.

        We have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of the Registration Statement, the Indenture, the form of the Exchange Notes, the articles of incorporation and bylaws, each as amended to date, of each of the Nevada Subsidiary Guarantors, the resolutions of the board of directors of each of the Nevada Subsidiary Guarantors with respect to the guarantee of the Exchange Notes and such other documents, agreements, instruments and corporate records, as we have deemed necessary or appropriate for the purpose of issuing this opinion letter. We have also obtained from officers and other representatives and agents of the Company and the Nevada Subsidiary Guarantors and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary and appropriate for the purpose of issuing this opinion letter.

        Without limiting the generality of the foregoing, we have, with your permission, assumed without independent verification, that (i) except to the extent set forth in numbered opinion paragraph 2 below, each document we reviewed has been duly authorized, executed and delivered by the parties thereto to the extent due authorization, execution and delivery are prerequisites to the effectiveness thereof; (ii) the obligations of each party set forth in the documents we have reviewed are its valid and binding obligations, enforceable against such party in accordance with their respective terms; (iii) the statements of fact and representations and warranties set forth in the documents we reviewed are true and correct; (iv) each natural person executing a document has sufficient legal capacity to do so; (v) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original documents; and (vi) all corporate records made available to us by the Nevada Subsidiary Guarantors, and all public records we have reviewed, are accurate and complete.

        We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to and based exclusively on the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction. We express no opinion herein concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, any state securities or "Blue Sky" laws, rules or regulations.

        Based on the foregoing, and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that:

          1.     Each of the Nevada Subsidiary Guarantors is validly existing as a corporation under the laws of the State of Nevada and has the corporate power and authority to guarantee the Exchange Notes pursuant to the terms of the Indenture.

          2.     The guarantee of the Exchange Notes pursuant to the terms of the Indenture has been duly authorized by each of the Nevada Subsidiary Guarantors and the Indenture has been duly authorized, executed and delivered by each of the Nevada Subsidiary Guarantors.

        The opinions expressed herein are based upon the applicable Nevada laws and the facts in existence as of the date of this opinion letter. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in such laws or facts after such time as the Registration Statement is declared effective. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

        We consent to your filing this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. Subject to all of the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, Perkins Coie LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Company relating to the Exchange Notes, as filed with the Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP

Brownstein Hyatt Farber Schreck, LLP

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  Exhibit 5.2